Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-143957) and Form S8 (No. 333-141591) of Capital Gold Corporation and Subsidiaries of our report dated December 22, 2008, except for Note 16, which is as at January 5, 2009 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in this Amendment No. 1 to the Current Report on Form 8-K.

We also consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-143957) and Form S8 (No. 333-141591) of Capital Gold Corporation and Subsidiaries of our Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Conflict dated December 22, 2008, except for Note 16, which is as at January 5, 2009, which appears in this Amendment No. 1 to the Current Report on Form 8-K.

McGovern, Hurley, Cunningham, LLP

Toronto, Canada
October 13, 2010